ROYCE VALUE TRUST, INC.
                                            1414 Avenue of the Americas
                                                 New York, NY 10019

February 10, 1998

                        **IMMEDIATE ATTENTION REQUIRED**

                         SPECIAL MEETING OF STOCKHOLDERS
                         ADJOURNED TO FEBRUARY 25, 1998

Dear Preferred Stockholder:

The Special Meeting of Stockholders has been adjourned to FEBRUARY 25, 1998, in order to give Preferred Stockholders additional time to vote. The Proposals, which require the affirmative vote of two-thirds of the outstanding shares of Preferred Stock, have been overwhelmingly approved by those who have voted. To date, more than 63% of the outstanding shares of Preferred Stock have been voted, with 93% and 89% voting in favor of Proposals 1 and 2, respectively. IN ORDER TO CONCLUDE THE VOTING, WE MUST RECEIVE YOUR VOTE AS SOON AS POSSIBLE.

Proposal 1 asks you as a Preferred Stockholder to vote on increasing the frequency of dividend payments from ANNUAL TO QUARTERLY. As an added incentive, if the Proposal is approved by Preferred Stockholders, you will receive an additional $.05 per share with your March 23, 1998 dividend, thereby giving you yield equivalent payments totaling 8.25% for 1998!

IF THE FUND DOES NOT RECEIVE THE NECESSARY ADDITIONAL VOTES FROM PREFERRED STOCKHOLDERS TO PASS THE PROPOSALS BY FEBRUARY 25, 1998, PREFERRED STOCKHOLDERS WILL NOT RECEIVE THE FIRST QUARTERLY DISTRIBUTION, SCHEDULED FOR A RECORD DATE OF MARCH 6, 1998, OR THE ADDITIONAL $0.05 PER SHARE. PLEASE VOTE IMMEDIATELY TO ENSURE THAT WE MEET THE NECESSARY VOTE REQUIREMENT.

For your convenience, we have established three easy methods by which to register your vote:

     1. By Phone:   Please call SHAREHOLDER COMMUNICATIONS CORPORATION toll free
                    at  1-800-733-8481,  Extension  "439".   Operators  will  be
                    available to take your vote Monday thru Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time.

     2.  By Fax:    Fax  your  executed proxy to us toll free at 1-800-733-1885, anytime.

     3.  By Mail:   Simply  return  your executed proxy in the enclosed  postage paid envelope.

If you have any questions regarding the proxy statement or need assistance executing your vote, please call SHAREHOLDER COMMUNICATIONS CORPORATION at the above-mentioned number.

Thank you in advance for your participation.

/s/ Charles M. Royce

CHARLES M. ROYCE
President